SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 8, 2003

VIXEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-27221	84-1176506
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

11911 North Creek Parkway South
Bothell, Washington 9801
(Address of principal executive office)

(425) 806-5509
(Registrant’s telephone number including area code)

Item 5. Other Events and Required FD Disclosure
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
Item 9. Regulation FD Disclosure
SIGNATURE
EXHIBIT 2.1
EXHIBIT 2.2
EXHIBIT 2.3
EXHIBIT 99.1

Item 5. Other Events and Required FD Disclosure

     On October 8, 2003, Vixel Corporation (the “Company”), announced that it entered into an Agreement and Plan of Merger, dated as of October 8, 2003 (the “Merger Agreement”), with Emulex Corporation, a Delaware corporation (“Parent”), and Aviary Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”). The Merger Agreement provides for the commencement by Purchaser of a tender offer to purchase for cash all issued and outstanding shares of Company common stock, par value $.0015 per share together with any associated preferred stock or other rights issued under the Rights Agreement (defined below)(“Common Stock”), and Company Series B convertible preferred stock, par value $.001 per share (“Preferred Stock”) (the Common Stock and the Preferred Stock, the “Shares”), at a price of $10.00 per share (the “Offer Price”), net to the selling stockholders in cash, without interest, subject to the satisfaction of the conditions set forth in the Merger Agreement (the “Tender Offer”) and, following the purchase of the Shares pursuant to the Tender Offer and subject to the conditions set forth in the Merger Agreement, a merger (the “Merger”) of Purchaser into the Company. Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding Share, other than Shares as to which dissenters’ rights have been duly asserted, perfected and not subsequently forfeited, under the Delaware General Corporation Law, Shares held by the Company as treasury stock, and Shares held by the Parent, Purchaser or any wholly-owned subsidiary of Parent, will be converted into the right to receive $10.00 per share in cash, without interest (the “Merger Consideration”). Shares that are held by the Company as treasury stock and any Shares owned by Parent, Purchaser or any wholly-owned subsidiary of the Parent will be canceled and retired and will cease to exist and no Merger Consideration will be delivered in exchange therefor.

     The Merger Agreement also contains a number of representations, warranties and covenants by the parties. The Tender Offer and the Merger are subject to a number of conditions, and the Merger Agreement may be terminated under certain circumstances, as set forth in the Merger Agreement.

     Concurrently with entering into the Merger Agreement, the Company and the Purchaser entered into a Stock Option Agreement (the “Option Agreement”), dated as of October 8, 2003, pursuant to which the Purchaser may purchase at the Offer Price shares of Common Stock and/or Preferred Stock, in amounts determined by the Purchaser up to 19.9% in the aggregate of the then outstanding shares of Common Stock on an Fully Diluted Basis (as defined); provided that the option may only be exercised if Purchaser and Parent will, immediately following the exercise of the option, own at least 90% of the outstanding shares of Common Stock, if the option is exercised with respect to Common Stock, and at least 90% of the outstanding shares of Preferred Stock, if the option is exercised with respect to Preferred Stock.

     The Parent, Purchaser, and all of the Company’s directors and officers, have also entered into a Stockholders Agreement, dated as of October 8, 2003, (the “Stockholders Agreement”), pursuant to which the directors and officers have agreed, among other things, subject to the termination of the Stockholders Agreement (i) to tender in the Tender Offer all Shares beneficially owned by them, (ii) to appoint the Purchaser as their proxy to vote their Shares in connection with the Merger Agreement, and (iii) not to otherwise transfer any of their Shares. The Stockholders Agreements will terminate upon earlier of the termination of the Merger Agreement or November 13, 2003.

     On October 8, 2003, the Company amended its Rights Agreement, dated as of November 15, 2000, between the Company and Computershare Trust Company, as Rights Agent (the “Rights Agreement”), to provide that the provisions of the Rights Agreement would not be triggered by the execution and delivery of the Merger Agreement, the consummation of, and purchase of Shares pursuant to, the Tender Offer or the consummation of the Merger.

     The Merger Agreement, the Stockholders Agreement and the Option Agreement are filed as exhibits to this report and are incorporated by reference herein. The description of the Merger Agreement, the Stockholders Agreement and the Rights Amendment set forth above does not purport to be complete and is qualified in its entirety by reference to the provisions of such agreements.

     Notice for Vixel Corporation Stockholders and Interested Parties. This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of any class of stock of Vixel Corporation. Following commencement of the tender offer, the Company intends to file a solicitation / recommendation statement on Schedule 14D-9 (the “Schedule 14D-9”). The Company’s security holders should read the Schedule 14D-9 when it becomes available as it will contain important information regarding the transaction. Investors will be able to obtain, without charge, a copy of the Schedule 14D-9 and other filed documents relating to this transaction from the Company and through the website of the Securities and Exchange Commission at www.sec.gov.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     (c)  Exhibits.

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of October 8, 2003, by and among Emulex Corporation, Aviary Acquisition Corp., and Vixel Corporation. Pursuant to Item 601(b)(2) of Regulation S-K the exhibits to the Agreement titled Form of Non-competition Agreement, Form of Certificate of Incorporation of Surviving Corporation and Forms of Termination Fee Note and Security Agreement, and the Disclosure Letter are not filed herewith. The Company agrees to furnish supplementally a copy of any omitted exhibit/schedule to the Commission upon request.

2.2	Purchaser Option Agreement, dated as of October 8, 2003, by and between Emulex Corporation, Aviary Acquisition Corp. and Vixel Corporation.

2.3	Stockholders Agreement, dated as of October 8, 2003, by and among Emulex Corporation, Aviary Acquisition Corp. and certain Vixel Corporation stockholders.

99.1	Press Release, dated October 8, 2003.

Item 9. Regulation FD Disclosure

     On October 8, 2003, the Company and Emulex Corporation issued a joint press release announcing that the Company and Emulex Corporation signed the Merger Agreement. The Company is furnishing the press release as Exhibit 99.1 to this report.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 8, 2003		VIXEL CORPORATION

	By:	/s/ Kurtis L. Adams

	Name:	Kurtis L. Adams
	Title:	Chief Financial Officer